SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
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Barnes & Noble, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005
PROPOSAL 1
ELECTION OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
OTHER MATTERS

122 Fifth Avenue
New York, New York 10011
April 27, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on Wednesday, June 1, 2005 at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York.
      Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.
      Whether or not you plan to attend the meeting, we hope you will have your shares represented at the meeting by completing, signing and returning your Proxy Card in the enclosed postage paid return envelope promptly.

Sincerely,

Michael N. Rosen
Secretary

122 Fifth Avenue
New York, New York 10011
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 1, 2005
       The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, at 9:00 a.m., Eastern Time, on Wednesday, June 1, 2005 for the following purposes:

1.	To elect three Directors to serve until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of BDO Seidman, LLP as independent certified public accountants for the Company’s fiscal year ending January 28, 2006; and

3.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
      Only holders of record of Common Stock as of the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Secretary

New York, New York
April 27, 2005
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

BARNES & NOBLE, INC.
122 Fifth Avenue
New York, New York 10011
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005
INTRODUCTION
      This Proxy Statement and enclosed Proxy Card are being furnished commencing on or about April 27, 2005 in connection with the solicitation by the Board of Directors of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on June 1, 2005 (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “Election of Directors — Information Concerning the Directors and Nominees — Nominees for Election as Director,” FOR the ratification of the appointment of BDO Seidman, LLP as independent certified public accountants for the Company’s fiscal year ending January 28, 2006 (collectively, the “Proposals”), and in the discretion of the proxies named on the Proxy Card with respect to any other matters properly brought before the Meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person.
      Only holders of record of the Company’s voting securities as of the close of business on April 8, 2005 are entitled to notice of and to vote at the Meeting. As of the record date, 70,124,725 shares of Common Stock, par value $.001 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each of the Proposals and on all other matters properly brought before the Meeting. The presence of a majority of the combined outstanding shares of the Common Stock represented in person or by proxy at the Meeting will constitute a quorum.

Vote Required
      The three nominees for Director receiving the highest vote totals will be elected as Directors of the Company to serve until the 2008 annual meeting of stockholders. The proposal to ratify the appointment of the Company’s independent certified public accountants will require the affirmative vote of a majority of the votes cast on these matters in person or by proxy at the Meeting.

Abstentions and Broker Non-Votes
      With respect to the proposal to elect the three nominees for Director and the proposal to ratify the appointment of the Company’s independent certified public accountants, abstentions and “broker non-votes” will not be included in vote totals and will have no effect on the outcome of these proposals. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner.
      Abstentions and “broker non-votes” are included in determining whether a quorum is present.
      It should be noted that all of the Directors and executive officers of the Company, together with principal stockholders of the Company with which they are affiliated, own or control the voting power of approximately 19.6% of the Common Stock outstanding as of April 8, 2005, and have advised the Company that they intend to vote FOR all of the Proposals.
      A Proxy Card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.
PROPOSAL 1
ELECTION OF DIRECTORS
Information Concerning the Directors and Nominees
      The Board of Directors currently consists of nine Directors. The Directors currently are divided into three classes, consisting of three members whose terms expire at the Meeting, three members whose terms expire at the 2006 annual meeting of stockholders and three members whose terms expire at the 2007 annual meeting of stockholders.
      Background information with respect to the Board of Directors and nominees for election as Directors, all of whom are incumbent Directors, appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

		Director
Name	Age	Since	Position

Leonard Riggio	64	1986	Founder and Chairman of the Board
Stephen Riggio	50	1997	Vice Chairman and Chief Executive Officer
Matthew A. Berdon(2)(3)	85	1992	Director
Michael J. Del Giudice(3)	62	1999	Director
William Dillard II(1)	60	1993	Director
Irene R. Miller	52	1995	Director
Margaret T. Monaco(2)	57	1995	Director
Michael N. Rosen	64	1986	Secretary and Director
William Sheluck, Jr.(1)(2)(3)	64	1993	Director

(1)	Member of Nominating Committee

(2)	Member of Compensation Committee

(3)	Member of Audit Committee
      At the Meeting, three Directors will be elected, each to hold office for a term of three years and until his or her successor is elected and qualified. Stephen Riggio, Matthew A. Berdon and Margaret T. Monaco are nominees for election as Directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2008. The terms of William Dillard II, Irene R. Miller and Michael N. Rosen expire in 2006, and the terms of Leonard Riggio, Michael J. Del Giudice and William Sheluck, Jr. expire in 2007. Each of the nominees has consented to serve, if elected. However, if any nominee is unable to stand for election, proxies may be voted for a substitute designated by the Board of Directors.

Nominees for Election as Director
      The following individuals are nominees for Director at the Meeting:
      Stephen Riggio has been a Director of the Company since September 1993, was appointed Vice Chairman of the Company in December 1997, and was named Chief Executive Officer of the Company in February 2002. Mr. Riggio was Chief Operating Officer of the Company from February 1995 until December

1997. Since January 2000, he has been Vice Chairman of Barnes & Noble.com. Mr. Riggio is Leonard Riggio’s brother.
      Matthew A. Berdon has been a Director of the Company since June 1992. Since January 2003, Mr. Berdon has been the Senior Partner of the financial consulting firm F. B. & Co., LLP. From January 1998 through December 2002, Mr. Berdon was the Chairman of the New York Division of the accounting firm of Urbach, Kahn & Werlin. Prior to that, he was a partner in the certified public accounting firm of Ferro Berdon & Company.
      Margaret T. Monaco has been a Director of the Company since May 1995. Ms. Monaco resumed her position as Principal of Probus Advisors, a financial and management consulting firm, in October 2003. Ms. Monaco was the Chief Operating Officer of Merrill Lynch Ventures, LLC and KECALP, Inc., wholly owned subsidiaries of Merrill Lynch & Co., Inc., from November 1999 to October 2003. She had been the Chief Administrative Officer from April 1998 to November 1999. Ms. Monaco had been the Principal of Probus Advisors from July 1993 to April 1998. Ms. Monaco is also a director of Stage Stores, Inc.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Other Directors whose Terms of Office Continue after the Meeting
      Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder of the Company since its inception in 1986 and was Chief Executive Officer of the Company from its inception through February 2002. Since 1965, Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS” one of the nation’s largest wholesalers of college textbooks). Mr. Riggio is also a director of GameStop Corp. (“GameStop”), a national video game retailer. Mr. Riggio is Stephen Riggio’s brother.
      Michael J. Del Giudice has been a Director of the Company since 1999. Mr. Del Giudice is a co-founder and Senior Managing Director at Millennium Credit Markets LLC, an investment banking firm. He is Chairman of Rockland Capital Energy Investments LLC, Lead Director of the Board of Directors of Con Edison Inc. of New York, a member of the Board of Fusion Telecommunications Intl., and a Trustee of the Board of Directors of the New York Racing Association. He is Chairman of the Governor’s Committee on Scholastic Achievement, an educational non-profit group. Mr. Del Giudice was Chairman of the Board of Orange & Rockland Utilities Corp. from 1997 to 1999.
      William Dillard, II has been a Director of the Company since November 1993. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”) since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a member of JPMorganChase & Co. National Advisory Board, JPMorganChase & Co. Dallas Region Advisory Board and a director of Acxiom Corp.
      Irene R. Miller has been a Director of the Company since May 1995. Ms. Miller has been the Chief Executive Officer of Akim, Inc., an investment management and consulting firm since July 1997, and until June 1997 she was Vice Chairman and Chief Financial Officer of the Company. Ms. Miller is also a director of Coach, Inc., Inditex, S.A. and The Body Shop International Plc.
      Michael N. Rosen has been Secretary and a Director of the Company since its inception in 1986 and a partner at Bryan Cave LLP since their July 2002 combination with Robinson Silverman Pearce Aronsohn & Berman LLP (“Robinson Silverman”), counsel to the Company. Prior to that, Mr. Rosen was Chairman of Robinson Silverman for more than the past five years. Mr. Rosen is also a director of GameStop, B&N College and MBS.

      William Sheluck, Jr. has been a Director of the Company since November 1993. Mr. Sheluck formerly was the President, Chief Executive Officer and a director of Nationar, a New York State-chartered commercial bank providing services to financial institutions and corporations, from 1983 until his retirement in April 1993. Mr. Sheluck is a Chartered Financial Analyst.
Meetings and Committees of the Board
      The Board of Directors met six times during the fiscal year ended January 29, 2005 (“fiscal 2004”). All Directors attended at least 75% of all of the meetings of the Board of Directors and the committees thereof on which they served during fiscal 2004. Based on information supplied to it by the Directors, the Board of Directors has affirmatively determined that each of Matthew A. Berdon, Michael J. Del Giudice, William Dillard, II, Irene R. Miller, Margaret T. Monaco and William Sheluck, Jr. are “independent” under the listing standards of the New York Stock Exchange, and have made such determination based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.
      See our website at www.barnesandnobleinc.com for a description of the Company’s strategic planning process and the Board of Directors’ involvement in that process.
      The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.
      Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent certified public accountants, conferring with the independent certified public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it, in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The current members of the Audit Committee are Messrs. Sheluck (Chairman), Berdon and Del Giudice. In addition to meeting the independence standards of the New York Stock Exchange, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board of Directors has also determined that each member of the Audit Committee has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 14 times during fiscal 2004.
      Compensation Committee. The principal function of the Compensation Committee is to, among other things, review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering the Company’s 1991, 1996 and 2004 Incentive Plans, as amended, as well as the Performance Plan. The current members of the Compensation Committee are Mr. Berdon (Chairman), Ms. Monaco and Mr. Sheluck, all of whom meet the independence standards of the New York Stock Exchange. The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it, in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 11 times during fiscal 2004.

      Nominating & Corporate Governance Committee. The function of the Nominating & Corporate Governance Committee is to, among other things, seek qualified individuals to serve as Directors of the Company. The current members of the Nominating & Corporate Governance Committee are Messrs. Dillard and Sheluck, both of whom meet the independence standards of the New York Stock Exchange. The Board of Directors has adopted a written charter setting out the functions of the Nominating & Corporate Governance Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it, in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Nominating & Corporate Governance Committee met once during fiscal 2004.

Minimum Qualifications
      The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the New York Stock Exchange and the SEC, as applicable. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating & Corporate Governance Committee believes that each Director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.

Nominating Process
      Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board of Directors has adopted the following process to guide the Board of Directors in this respect. The Nominating & Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent Directors, stockholders (as described below), Company management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Nominating & Corporate Governance Committee asks each Director to submit a list of potential candidates for consideration. The Nominating & Corporate Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Nominating & Corporate Governance Committee also will consider potential nominees submitted by stockholders in accordance with the procedures described below, or by the Company’s management, and if the Nominating & Corporate Governance Committee deems it necessary, retain an independent third party search firm to provide potential candidates. The Nominating & Corporate Governance Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third party search firms or other sources.
      After completing this process, the Nominating & Corporate Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Nominating & Corporate Governance Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Nominating & Corporate Governance Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating & Corporate Governance Committee. All such interviews are held in person, and include only the candidate and the Nominating & Corporate Governance Committee members. Based upon interview results and appropriate background checks, the Nominating & Corporate Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

      When nominating a sitting Director for re-election at an annual meeting, the Nominating & Corporate Governance Committee will consider the Director’s performance on the Board and the Director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder Nominated Directors
      The Nominating & Corporate Governance Committee also will consider potential nominees submitted by stockholders if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating & Corporate Governance Committee deems necessary or appropriate. Any stockholder wishing to submit a candidate for consideration should send the following information to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011: (i) stockholder’s name, number of shares owned, length of period held, and proof of ownership; (ii) name, age and address of candidate; (iii) a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (iv) a supporting statement which describes the candidate’s reasons for seeking election to the Board; (v) a description of any arrangements or understandings between the candidate and the Company; and (vi) a signed statement from the candidate, confirming his/her willingness to serve on the Board. In accordance with the Company’s Bylaws, in order for the Company to consider a candidate submitted by a stockholder, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to a meeting of the Company’s stockholders for the election of Directors; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Secretary will promptly forward such materials to the Nominating & Corporate Governance Committee. The Company’s Secretary also will maintain copies of such materials for future reference by the Nominating & Corporate Governance Committee when filling Board positions.
Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics
      The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics is available on the Company’s website at www.barnesandnobleinc.com. A copy of the Corporate Governance Guidelines and a copy of the Code of Business Conduct and Ethics are available in print to any stockholder who requests it, in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Code of Ethics for Senior Financial Officers
      The Board of Directors has adopted a Code of Ethics applicable to the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, and Controller, which is available on the Company’s website at www.barnesandnobleinc.com. A copy of the Code of Ethics for Senior Financial Officers is available in print to any stockholder who requests it, in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Non-Management Directors
      In accordance with the Corporate Governance Guidelines, non-management Directors of the Company will hold regularly scheduled executive sessions without management present. At least once annually, the independent, non-management Directors will meet. The Board of Directors has selected the Chair of the Audit Committee as the presiding Director at the executive sessions of the non-management Directors.

Communications Between Stockholders and the Board
      Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board or to any individual Director or Directors (including the presiding Director of the executive sessions of the non-management Directors or the non-management Directors as a group) to whom the communication is directed.

Attendance at Annual Meetings
      All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All Directors attended the 2004 Annual Meeting of stockholders.
Compensation of Directors
      Non-employee Directors received a fee of $40,000, Audit Committee members received an additional $20,000 in annual compensation, and the annual compensation paid to the Chairmen of the Audit Committee and the Compensation Committee was $70,000 with no additional fees for attendance at Board or committee meetings during fiscal 2004. All Directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings.
      On April 1, 2005, the non-employee Directors received a grant of options to purchase 20,000 shares of the Company’s common stock with an exercise price of $34.19 per share, vesting in equal annual installments over four years, and a grant of 585 restricted shares of Company common stock vesting in one year.
Executive Officers
      The Company’s executive officers, as well as additional information with respect to such persons, is set forth in the table below:

Name	Age	Position

Leonard Riggio	64	Founder and Chairman of the Board
Stephen Riggio	50	Vice Chairman and Chief Executive Officer
Mitchell S. Klipper	47	Chief Operating Officer
Marie J. Toulantis	51	Chief Executive Officer of Barnes & Noble.com
J. Alan Kahn	58	President of the Barnes & Noble Publishing Group
Joseph J. Lombardi	43	Chief Financial Officer
William F. Duffy	49	Executive Vice President of Distribution and Logistics
Mary Ellen Keating	48	Senior Vice President of Corporate Communications and Public Affairs
David S. Deason	46	Vice President of Barnes & Noble Development
Christopher Grady-Troia	53	Vice President and Chief Information Officer
Mark Bottini	44	Vice President and Director of Stores
Michelle Smith	52	Vice President of Human Resources
Michael N. Rosen	64	Secretary
      Information with respect to executive officers of the Company who also are Directors is set forth in “Information Concerning the Directors and Nominees” above.
      Mitchell S. Klipper has been the Chief Operating Officer of the Company since February 2002. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of the Company from December 1995 to February 2002. Mr. Klipper is a Certified Public Accountant.
      Marie J. Toulantis has been Chief Executive Officer of Barnes & Noble.com since February 2002. Ms. Toulantis was President and Chief Operating Officer of Barnes & Noble.com from May 2001 through February 2002. Prior to that, Ms. Toulantis was Chief Financial Officer of Barnes & Noble.com from May 1999 through May 2001. From March 1999 through May 1999, Ms. Toulantis was Chief Financial Officer of Barnes & Noble, Inc., and from July 1997 through May 1999 Ms. Toulantis was Executive Vice President, Finance of Barnes & Noble, Inc. Ms. Toulantis is a member of the board of directors of Hershey Foods Corporation.
      J. Alan Kahn has been the President of the Barnes & Noble Publishing Group since February 2002. Mr. Kahn was the Chief Operating Officer of the Company from December 1997 to February 2002. Prior to that, Mr. Kahn was Chief Executive Officer of B&N College.
      Joseph J. Lombardi has been Chief Financial Officer of the Company since May 2003. Previously, he was Vice President and Controller of the Company from May 2002 to May 2003. Prior to joining the Company, Mr. Lombardi was Chief Financial Officer at The Museum Company Inc. from August 1999 to May 2002. From August 1995 through July 1999, he was the Vice President and Controller of Toys ‘R’ Us, Inc. Prior to that, he was a Partner at Ernst & Young LLP. Mr. Lombardi is a Certified Public Accountant.
      William F. Duffy has been the Executive Vice President of Distribution and Logistics for the Company since February 2002. Prior to that, he was Vice President, Operations, Fulfillment and Customer Service of Barnes & Noble.com from January 1999 to February 2002. Mr. Duffy was Vice President of Operations of Barnes & Noble.com since its inception in February 1997. He was also Chief Financial Officer of Barnes & Noble.com from its inception to January 1999 and a director of Barnes & Noble.com from its inception to October 1998.
      Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill and Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill and Knowlton’s flagship New York Office.
      David S. Deason joined the Company in January 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in January 1997. Mr. Deason serves as a board member of Creative Learning 4 Kids, a nonprofit educational charity which provides tutorial services and mentoring for children.
      Christopher Grady-Troia has been the Chief Information Officer of the Company since October 2004. Prior to that, he was Vice President of Information Technology. Mr. Troia began his career with Barnes & Noble as a Systems Manager in 1993. Previously, he was Assistant Director of Information Technology at Ann Taylor Stores Corporation and a Director of Application Development at Lord & Taylor.
      Mark Bottini has been the Vice President and Director of Stores of Barnes & Noble since October 2003. Previously, he was a Regional Director of Barnes & Noble in New York since October 2000. Mr. Bottini served as a Regional Director of Barnes & Noble in Chicago from April 1999 to October 2000 and a District Manager of Barnes & Noble in New York from September 1995 to April 1999. Mr. Bottini began his career with Barnes & Noble, Inc. as a District Manager for B. Dalton Bookseller from October 1991 to September 1995.
      Michelle Smith became Vice President of Human Resources for the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the Health and Employee Benefits Committee and Employment Law Committee of the National Retail Federation.
      The Company’s officers are elected annually by the Board of Directors and hold office at the discretion of the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of April 8, 2005, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each Director and nominee for Director, by each executive officer named in the Summary Compensation Table contained in “Executive Compensation,” and by all Directors and executive officers of the Company as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.

	Shares
	Beneficially		Percent of Shares
Name and Address of Beneficial Owner	Owned(1)		Beneficially Owned(1)

Leonard Riggio	14,800,418	(2)	20.8%
c/o Barnes & Noble, Inc.
122 Fifth Avenue
New York, New York 10011
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105	7,785,679	(3)	11.1%
LSV Asset Management
1 N. Wacker Drive
Chicago, IL 60606	3,715,957	(4)	5.3%
Stephen Riggio	2,809,758	(5)	3.9%
Mitchell S. Klipper	1,054,479	(6)	1.5%
J. Alan Kahn	866,427	(7)	1.2%
Marie J. Toulantis	755,666	(8)	1.1%
Irene R. Miller	175,582	(9)	*
Matthew A. Berdon	174,963	(10)	*
William Dillard II	127,963	(11)	*
Michael N. Rosen	83,350	(12)	*
William Sheluck, Jr.	112,296	(13)	*
Margaret T. Monaco	63,197	(14)	*
Michael J. Del Giudice	35,967	(15)	*
All directors and executive officers as a group (19 persons)	20,680,603	(16)	27.0%

*	Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after April 8, 2005 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table.

(2)	Includes (i) 2,652,334 shares owned by B&N College (Mr. Riggio owns all of the voting securities of B&N College), (ii) 1,541,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees, (iii) 990,740 shares issuable upon the exercise of stock options, 964,202 of which are held for the benefit of Stephen Riggio by agreement dated July 24, 2002, as amended, (iv) 13,535 restricted shares, and (v) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under the arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (i) his death; (ii) a sale of all or substantially all of the assets of the Company; or (iii) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding common stock). The shares of Common Stock owned by Mr. Riggio are, and in the future may be, pledged as collateral for certain loans, including loans which were used to purchase Common Stock. The failure of Mr. Riggio to repay such loans, together with any sale by the pledgees of the pledged Common Stock, could result in a change of control of the Company.

(3)	Barclays Global Fund Advisors (“Barclays”) has sole voting power with respect to 6,915,681 of its shares, and dispositive power with respect to 7,785,679 of its shares. This information is based upon a Schedule 13G publicly filed by Barclays in February 2005.

(4)	LSV Asset Management (“LSV”) has sole voting power with respect to 2,627,757 of its shares, and dispositive power with respect to 3,645,357 of its shares. This information is based upon a Schedule 13G publicly filed by LSV in February 2005.

(5)	Of these shares, 2,772,347 shares are issuable upon the exercise of stock options, including 964,202 of which are held by Leonard Riggio for the benefit of Stephen Riggio by agreement dated July 24, 2002, as amended, and 20,300 are restricted shares.

(6)	Of these shares, 1,032,419 shares are issuable upon the exercise of stock options and 22,060 are restricted shares.

(7)	Of these shares, 863,447 shares are issuable upon the exercise of stock options and 1,980 are restricted shares.

(8)	Of these shares, 739,426 shares are issuable upon the exercise of stock options and 16,240 are restricted shares.

(9)	Of these shares, 154,997 shares are issuable upon the exercise of stock options and 585 are restricted shares.

(10)	Of these shares, 127,378 are issuable upon the exercise of stock options and 585 are restricted shares. One thousand shares are owned by Mr. Berdon’s wife. Mr. Berdon disclaims any beneficial ownership of those shares.

(11)	Of these shares, 127,378 shares are issuable upon the exercise of stock options and 585 are restricted shares.

(12)	Of these shares, 70,765 shares are issuable upon the exercise of stock options and 585 are restricted shares. Of the other 12,000 shares, 10,000 are owned by Mr. Rosen’s wife and 2,000 are owned by Mr. Rosen’s daughter. Mr. Rosen disclaims any beneficial ownership of these shares.

(13)	Of these shares, 99,071 are issuable upon the exercise of stock options and 585 are restricted shares. Of the other 12,640 shares, Mr. Sheluck shares voting and dispositive power with respect to 8,000 of these shares with his wife, and the remaining 4,640 shares are owned by children of Mr. Sheluck.

(14)	Of these shares, 56,612 are issuable upon the exercise of stock options and 585 are restricted shares.

(15)	Of these shares, 35,382 are issuable upon the exercise of stock options and 585 are restricted shares.

(16)	Includes 6,605,614 shares issuable upon the exercise of stock options and 138,095 are restricted shares.
Compensation Committee Interlocks and Insider Participation
      The current members of the Compensation Committee of the Board of Directors are Mr. Berdon (Chairman), Mr. Sheluck and Ms. Monaco, none of whom is an officer or employee or former officer or employee of the Company, or an officer or employee of any company for which any officer of the Company serves as a member of their compensation committee or board of directors. See “Meetings and Committees of the Board — Compensation Committee.”
Executive Compensation
      The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers. The Company did not grant any free-standing stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

Summary Compensation Table

				Long-Term
				Compensation Awards
	Fiscal Year
	Ended on	Annual Compensation			Securities
	or About			Restricted	Underlying	All Other
Name and Principal Position	January 31	Salary	Bonus	Stock Awards	Options/SARs	Compensation

Leonard Riggio	2005	$500,000	$300,000	11,735	—	$3,671	(1)
Founder and	2004	500,000	150,000	—	—	3,671	(1)
Chairman of the Board	2003	500,000	150,000	—	—	3,671	(1)
Stephen Riggio	2005	730,769	390,000	17,600	1,415,343	3,675,198	(2)
Vice Chairman and	2004	650,000	195,000	—	—	10,536	(3)
Chief Executive Officer	2003	627,885	162,500	—	—	10,198	(4)
Mitchell S. Klipper	2005	722,654	360,000	19,360	6,899	15,024	(5)
Chief Operating Officer	2004	600,000	180,000	—	577,500	13,805	(6)
	2003	598,077	150,000	—	700,000	13,313	(7)
Marie J. Toulantis	2005	600,000	273,000	14,080	707,671	4,620,834	(8)
Chief Executive Officer of	2004	600,000	325,000	—	—	8,319	(9)
Barnes & Noble.com	2003	504,038	113,750	—	—	9,026	(10)
J. Alan Kahn	2005	540,385	300,000	—	5,059	13,439	(11)
President of Barnes & Noble	2004	500,000	150,000	—	6,250	11,716	(12)
Publishing Group	2003	503,846	180,000	—	9,350	10,608	(13)

(1)	Represents (a) $234 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Riggio and (b) $3,437 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Riggio.

(2)	Represents (a) $11,862 paid by the Company as a contribution to Mr. Stephen Riggio’s account under the Company’s 401(k) Savings Plan (“401(k) Plan”) and (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Stephen Riggio and (c) $3,662,400 paid by the Company in the merger of barnesandnoble.com inc. with a wholly owned subsidiary of the Company.

(3)	Represents (a) $9,600 paid by the Company as a contribution to Mr. Stephen Riggio’s account under the Company’s 401(k) Plan and (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Stephen Riggio.

(4)	Represents (a) $9,262 paid by the Company as a contribution to Mr. Stephen Riggio’s account under the Company’s 401(k) Plan and (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Stephen Riggio.

(5)	Represents (a) $10,862 paid by the Company as a contribution to Mr. Klipper’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Klipper and (c) $3,226 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Klipper.

(6)	Represents (a) $9,600 paid by the Company as a contribution to Mr. Klipper’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Klipper and (c) $3,269 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Klipper.

(7)	Represents (a) $9,108 paid by the Company as a contribution to Mr. Klipper’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Klipper and (c) $3,269 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Klipper.

(8)	Represents (a) $8,200 paid by the Company as a contribution to Ms. Toulantis’ account under the Company’s 401(k) Plan, (b) $234 paid by the Company as a premium on a term life insurance policy for the benefit of Ms. Toulantis and (c) $4,612,400 paid by the Company in the merger of barnesandnoble.com inc. with a wholly owned subsidiary of the Company.

(9)	Represents (a) $8,031 paid by the Company as a contribution to Ms. Toulantis’ account under the Company’s 401(k) Plan, (b) $288 paid by the Company as a premium on a term life insurance policy for the benefit of Ms. Toulantis.

(10)	Represents (a) $8,738 paid by the Company as a contribution to Ms. Toulantis’ account under the Company’s 401(k) Plan, (b) $288 paid by the Company as a premium on a term life insurance policy for the benefit of Ms. Toulantis.

(11)	Represents (a) $11,323 paid by the Company as a contribution to Mr. Kahn’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Kahn and (c) $1,180 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Kahn.

(12)	Represents (a) $9,600 paid by the Company as a contribution to Mr. Kahn’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Kahn and (c) $1,180 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Kahn.

(13)	Represents (a) $8,492 paid by the Company as a contribution to Mr. Kahn’s account under the Company’s 401(k) Plan, (b) $936 paid by the Company as a premium on a term life insurance policy for the benefit of Mr. Kahn and (c) $1,180 paid by the Company as a premium on a long-term disability insurance policy for the benefit of Mr. Kahn.
      The following table sets forth certain information concerning options granted by the Company during the 52 weeks ended January 29, 2005 to the executive officers named in the Summary Compensation Table above. The Company did not grant any free-standing stock appreciation rights during the 52 weeks ended January 29, 2005.
Option/ SAR Grants In Last Fiscal Year

	Individual Grants

		Percentage of
	Number of	Total
	Securities	Options/SARs			Present Value of
	Underlying	Granted to			Grant at Date of
	Options/SARs	Employees in	Exercise Price	Expiration	Grant Using the
Name	Granted(1)	Fiscal 2004(1)	Per Share(1)	Date	Black-Scholes Model(2)

Leonard Riggio	—	—%	$—	—	$—
Stephen Riggio	1,415,343	32.80	21.67	6/2/14	11,670,001
Mitchell S. Klipper	6,899	0.16	22.98	6/13/14	61,125
Marie J. Toulantis	707,671	16.40	21.67	6/2/14	8,258,521
J. Alan Kahn	5,059	0.12	22.98	6/13/14	44,823

(1)	On November 12, 2004, the Company distributed to its stockholders 0.424876232 of a share of GameStop Class B common stock as a tax-free distribution on each outstanding share of Barnes & Noble common stock. The stock option exercise prices and options granted presented above for periods before November 12, 2004 are restated to reflect the distribution of the Company’s ownership in GameStop to its stockholders. The market prices were restated by dividing by 1.415342890, the same adjustment made by Barnes & Noble to outstanding Barnes & Noble stock options to maintain the same aggregate intrinsic value of the stock options as before the spin-off.

(2)	Calculated using the Black-Scholes option-pricing model with the following assumptions: volatility of 31.0%, risk-free interest rate of 3.87% and an expected life of six years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of the Company’s stock options.

      The following table sets forth information concerning option exercises and the value of unexercised options as of January 29, 2005 for the executive officers named in the Summary Compensation Table above.
Aggregated Option/ SAR Exercises In Last Fiscal Year and
Fiscal Year End Option/ SAR Values

			Number of Unexercised				Value of Unexercised
			Options/SARs				In-the-Money Options/SARs
	Shares		at January 29, 2005				at January 29, 2005(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable		Unexercisable		Exercisable		Unexercisable

Leonard Riggio	—	$—	743,055	(2)	247,685	(3)	$11,138,543	(2)	$3,712,848	(3)
Stephen Riggio	17,111	371,083	2,551,200	(2)	221,147	(3)	34,992,267	(2)	4,085,359	(3)
Mitchell S. Klipper	23,406	363,853	950,129		1,026,685		14,819,596		15,646,856
Marie J. Toulantis	—	—	739,426		—		7,390,483		—
J. Alan Kahn	—	—	823,198		56,346		12,611,430		872,097

(1)	Based on the $31.70 per share closing price of the Common Stock on January 28, 2005, the last trading date of fiscal 2004.

(2)	The options for 743,055 shares held by Leonard Riggio are for the benefit of Stephen Riggio by agreement dated July 24, 2002, as amended. These options and related value are reflected in the amounts listed for both Leonard Riggio and Stephen Riggio.

(3)	Of the options for 247,685 shares held by Leonard Riggio, options for 221,147 shares are for the benefit of Stephen Riggio by agreement dated July 24, 2002, as amended. These options and related value are reflected in the amounts listed for both Leonard Riggio and Stephen Riggio.
Equity Compensation Plan Information
      The following table sets forth equity compensation plan information as of January 29, 2005:

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to be	average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(excluding
	Options, Warrants	Warrants and	securities in column
Plan Category	and Rights	Rights	(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,860,000	$17.16	5,753,551
Equity compensation plans not approved by security holders	—	—	—

Total	13,860,000	$17.16	5,753,551

Employees’ Retirement Plan
      As of December 31, 1999, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999 and the Retirement Plan will continue to hold assets and pay benefits. The amendment was treated as a curtailment in fiscal 1999.

      A participant’s annual benefit is determined for an employee, including an officer, generally as (i) 0.7% of the participant’s average annual pay as determined in accordance with the Retirement Plan up to Social Security-covered compensation, multiplied by the participant’s years of credited service, plus (ii) 1.3% of the participant’s average annual pay as determined in accordance with the Retirement Plan in excess of Social Security-covered compensation, multiplied by the participant’s years of credited service. A participant’s maximum benefit is limited pursuant to Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), to $130,000 for 1999, indexed annually. Compensation recognized is limited to $160,000 based upon the Retirement Plan.
      Credited years of service under the Retirement Plan as of January 29, 2005 for the individuals named in the Summary Compensation Table above are: Stephen Riggio — 12 years; Mitchell S. Klipper — 11 years; Marie J. Toulantis — 4 years, and J. Alan Kahn — 2 years. Leonard Riggio is not a participant.
      The following table illustrates the maximum annual amounts payable at age 65 under the Retirement Plan, based on various levels of highest average annual salary and years of credited service:

	Years of Credited Service

Assumed Highest Average Salary	15	20	25	30	35

$125,000	21,135	28,180	35,225	42,270	49,315
$150,000	26,010	34,680	43,350	52,020	60,690
$160,000 and above(1)	27,960	37,280	46,600	55,920	65,240

(1)	The benefits shown corresponding to this compensation reflect the compensation limit under Section 401(a)(17) of the Code. A participant’s compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1994 through 1996. A participant’s compensation in excess of $160,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1997 through 1999. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of $150,000 are preserved.
Deferred Compensation Plan
      The Barnes & Noble, Inc. Deferred Compensation Plan (the “Deferred Comp Plan”) permits Company employees making an annual salary in excess of $130,000 to elect to defer receipt of up to 50% of their annual salary and up to 100% of their annual bonus. Participants may elect to have deferred amounts paid after one of the following events: (i) retirement; (ii) termination of employment; or (iii) the beginning of a designated year not later than the year in which the participant would attain the age of 70 1/2.
      Amounts paid to a participant under the Deferred Comp Plan are paid in a lump sum, except in the case of retirement, where a participant may elect to have payments made in equal annual installments for a period of up to 15 years. Amounts in the Deferred Comp Plan may be withdrawn by a participant at any time subject to a 10% penalty, which may be waived by the Compensation Committee in the case of financial hardship.
Employment Agreements
      Stephen Riggio has an employment agreement for his services as Chief Executive Officer expiring in 2006. The agreement provides for an annual salary of $650,000, or such higher amount as the Compensation Committee of the Board of Directors may determine, and an annual bonus determined in accordance with the Barnes & Noble, Inc. Supplemental Compensation Plan. The agreement also provides for life and long-term disability insurance, a car allowance and a two-year post-employment, non-competition agreement. The agreement also provides for lump sum severance payments equal to two years’ salary, bonus and benefits in the event his employment terminates involuntarily without Cause (as defined in the agreement), and equal to three years’ salary, bonus and benefits in the event his employment terminates involuntarily (or voluntarily for Good Cause, as defined in the agreement) within two years following a change in control of the Company. The agreement renews annually upon expiration, unless terminated by either party on 12 months prior notice.

      Mitchell S. Klipper has an employment agreement for his services as Chief Operating Officer expiring in 2006. The agreement provides for an annual salary of $600,000, or such higher amount as the Compensation Committee of the Board of Directors may determine, and an annual bonus determined in accordance with the Barnes & Noble, Inc. Supplemental Compensation Plan. The agreement also provides for life and long-term disability insurance, a car allowance and a two-year post-employment, non-competition agreement. The agreement also provided for grants of options to purchase 800,000 shares of Common Stock (but not exceeding 700,000 in any calendar year) at exercise prices not exceeding the fair market value of the Common Stock on the date of the employment agreement. The agreement also provides for lump sum severance payments equal to two years’ salary, bonus and benefits in the event his employment terminates involuntarily without Cause (as defined in the agreement), and equal to three years’ salary, bonus and benefits in the event his employment terminates involuntarily (or voluntarily for Good Cause, as defined in the agreement) within two years following a change in control of the Company. The agreement renews annually upon expiration, unless terminated by either party on 12 months prior notice.
      Marie J. Toulantis has an employment agreement for her services as the Chief Executive Officer of Barnes & Noble.com expiring in 2008. The agreement provides for an annual salary of $600,000, or such higher amount as the Compensation Committee of the Board of Directors may determine, and an annual bonus based upon the achievement of a certain pre-set target established prior to each fiscal year by the Compensation Committee of the Board of Directors. Ms. Toulantis is also entitled to a cash retention bonus of $1,000,000 on each of the first and second anniversaries of the merger of barnesandnoble.com inc. with a wholly owned subsidiary of the Company, subject to her continued employment on such anniversary dates. Ms. Toulantis is also entitled to the retention bonus if, prior to the first or second anniversary date, her employment is terminated for any reason other than for Cause (as defined in the agreement) or she voluntarily terminates her employment for Good Cause (as defined in the agreement). The agreement provides for lump sum severance in the event Ms. Toulantis’ employment is terminated involuntarily (other than for Cause or her death or disability), equal to the product of: (a) the greater of (x) two or (y) the number of years remaining under the term of the agreement (including fractions) and (b) the sum of her annual salary, bonus and benefits. Ms. Toulantis is also entitled to three years’ salary, bonus and benefits in the event her employment terminates involuntarily (or voluntarily for Good Cause) within two years following a change in control in Barnes & Noble.com or the Company. The agreement provides for grants of options to purchase 50,000 shares of Common Stock at exercise prices not exceeding the fair market value of the Common Stock on the date of grant. The agreement also provides for long-term disability insurance, a car allowance and a two-year post-employment, non-competition agreement. The agreement renews annually upon expiration, unless terminated by either party on six months prior notice.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Company’s executive officer compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”), consisting of the three non-employee directors listed below. The Committee is responsible to the Company’s Board of Directors and to stockholders for approving compensation awarded to the named executive officers also listed below. The program is based upon the following guiding principles:

1. The pay and benefits provided by the Company to its executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2. The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

3. The Committee designs compensation awards based upon the fundamental principle of aligning the long-term interests of the Company’s employees with those of the Company’s stockholders.
      The Committee reviews the Company’s executive compensation program each year. This review includes a comparison of the Company’s executive compensation, corporate performance, stock appreciation and total return to the stockholders with that of other companies, including other retailers. In 2004, the Board of Directors and stockholders approved the Barnes & Noble 2004 Executive Performance Plan (the “Performance Plan”). In 2004, the Committee also selected and engaged Frederic W. Cook & Co., Inc. (the “Independent Consultants”) to provide independent insights on executive compensation matters, both generally and within the retail industry.
      The key elements of the Company’s executive compensation package consist of base salary, annual bonus, stock options and restricted stock. The Company’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including pension, insurance and other benefits. The Committee makes its determinations after receiving and considering the recommendations of the Company’s chief executive officer and, from time to time, the Committee seeks the advice of outside consultants.
      Base Salaries. An executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies.
      Annual Bonuses. The Committee is responsible for the administration of the Performance Plan. In addition to a base salary, each executive officer is eligible for an annual bonus. Bonuses for senior executive officers of the Company are based upon annual net earnings of the Company and are determined pursuant to the Performance Plan. The purpose of the Performance Plan is to permit the Company, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Code, to attract and retain management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional service.
      The Performance Plan provides that not later than 90 days after the commencement of each fiscal year of the Company, the Compensation Committee shall designate, in writing, one or more performance periods for such fiscal year, provided that any performance period of less than one year shall be designated no later than the date on which 25% of such performance period has lapsed, and shall also do the following:

•	determine the participants for the performance period, which will be, except as otherwise determined by the Committee, each named executive officer in the Company’s annual proxy statement following the conclusion of the applicable performance period;

•	affirm the Incentive Pool (as defined in the Performance Plan) for the applicable performance period, which will equal 5% of the Company’s operating income, without regard to certain extraordinary items and changes in accounting standards required by generally accepted accounting principles; and

•	assign to each participant under the Performance Plan such participant’s percentage of the Incentive Pool, which may not exceed 40% of the Incentive Pool for any performance period.
      The aggregate amount of all awards under the Performance Plan for any performance period will not exceed 100% of the Incentive Pool for such performance period. Awards will be paid in cash or, in the Committee’s sole discretion, in stock obtained from any equity compensation plan of the Company (including the 2004 Incentive Plan), or any combination thereof.
      In accordance with the Performance Plan, the Committee (i) determined that the participants for the performance period would be the named executive officers in the Company’s annual proxy statement following the conclusion of the performance period, (ii) affirmed the performance goal as the Incentive Pool, and (iii) allocated to each participant 20% of the Incentive Pool. Leonard Riggio, Stephen Riggio, Mitchell S. Klipper, J. Alan Kahn and Marie J. Toulantis are the senior executive officers of the Company currently participating in the Performance Plan.
      Stock Options and Restricted Stock Awards. The general purpose of long-term awards, currently in the form of stock options or restricted stock awards, is to align the interests of the executive officers with the interests of the Company’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining annual stock option grants and restricted stock awards, the Committee has based its decision on the individual’s performance and potential to improve stockholder value. The issuance of options at 100 percent of the fair market value also assures that executives will receive a benefit only when the stock price increases. Under the Performance Plan, the Committee may determine to make all or any portion of the annual incentive award in the form of stock options or restricted stock awards granted under the Incentive Plan.
      Compensation of Chief Executive Officer. Mr. Stephen Riggio’s annual compensation is determined pursuant to the principles outlined above in the same manner as they were applied to the other named executive officers of the Company. Mr. Riggio’s annual salary for the fiscal year ended January 29, 2005 was $730,769 with a bonus of $390,000 compared to an annual salary for the fiscal year ended January 31, 2004 of $650,000 with a bonus of $195,000. Mr. Riggio’s bonus for the year ended January 29, 2005 was determined in accordance with the Performance Plan. Specific consideration is given to Mr. Riggio’s responsibilities and experience in the industry and the compensation package awarded to chief executive officers of other comparable companies.
      Impact of Section 162(m) of the Code. The Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its four other highest paid officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the committee certifies that the performance goals were met. The Company’s Performance Plan was approved by the Company’s stockholders so that compensation attributable to stock options and certain other awards granted under that Performance Plan may be excluded from the $1.0 million cap. As a result, compensation paid in fiscal 2004, subject to the Section 162(m) cap, is not expected to exceed $1.0 million for any named executive officer. The Committee believes that the Company will not be subject to any Section 162(m) limitations on deductibility of compensation paid to the Company’s named executive officers for fiscal 2004.
      The Committee continues to consider other steps which might be in the Company’s best interest to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concluded that this was in the Company’s best interests.

Compensation Committee

Matthew A. Berdon, Chairman
Margaret T. Monaco
William Sheluck, Jr.

PERFORMANCE GRAPH
      The following table compares the cumulative total stockholder return on the Common Stock for the period commencing January 28, 2000 through January 28, 2005 (the last trading date of fiscal 2004) with the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Retailers, Other Specialty Industry Group Index (the “Dow Jones Specialty Retailers Index”) over the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Common Stock, the S&P 500 and the Dow Jones Specialty Retailers Index on January 28, 2000 and (ii) reinvestment of dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and its affiliates are at least as favorable to the Company as could be obtained from unaffiliated parties. The Board of Directors and the Audit Committee are designated to approve in advance any new proposed transaction or agreement with affiliates and will utilize procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of directors under Delaware law.
      The Company leases space for its executive offices in properties in which Leonard Riggio has a minority interest. The space was rented at an aggregate annual rent including real estate taxes of approximately $4,475,000, $4,275,000 and $4,043,000 in fiscal years 2004, 2003 and 2002, respectively. Rent per square foot is approximately $29.00, which is below market.
      The Company leases a 75,000-square-foot office/warehouse from a partnership in which Leonard Riggio has a 50 percent interest, pursuant to a lease expiring in 2023. Pursuant to such lease, the Company paid $304,000, $638,000 and $752,000 in fiscal years 2004, 2003 and 2002, respectively.
      The Company leases retail space in a building in which B&N College, a company owned by Leonard Riggio, subleases space from the Company. Occupancy costs allocated by the Company to B&N College for this space totaled $810,000, $823,000 and $771,000 for fiscal years 2004, 2003 and 2002, respectively. The amount paid by B&N College to the Company approximates the cost per square foot paid by the Company to its unaffiliated third-party landlord.
      The Company subleases to Barnes & Noble.com approximately one-third of a 300,000-square-foot warehouse facility located in New Jersey. The Company has received from Barnes & Noble.com $558,000 and $498,000 for such subleased space during fiscal 2003 and 2002, respectively. The amount paid by Barnes & Noble.com to the Company approximates the cost per square foot paid by the Company as a tenant pursuant to the lease of the space from an unaffiliated third party.
      The Company had an agreement (the “Supply Agreement”) with Barnes & Noble.com whereby the Company charged Barnes & Noble.com the costs associated with such purchases plus incremental overhead incurred by the Company in connection with providing such inventory. The Supply Agreement was subject to certain termination provisions. Barnes & Noble.com purchased $113,758,000 and $108,269,000 of merchandise from the Company during fiscal 2003 and 2002, respectively. The Company charged Barnes & Noble.com incremental fees of $3,303,000 and $2,391,000 during fiscal 2003 and 2002.
      The Company entered into agreements whereby Barnes & Noble.com received various services from the Company, including, among others, services for payroll processing, benefits administration, insurance (property, casualty, medical, dental, life, etc.), tax, traffic, fulfillment and telecommunications. In accordance with the terms of such agreements, the Company received fees in an amount equal to the direct costs plus incremental expenses associated with providing such services. The Company received $2,025,000 and $3,453,000 for such services during fiscal 2003 and 2002, respectively.
      In 2002, the Company through its wholly owned subsidiary, Marketing Services (Minnesota) Corp., entered into an agreement with Barnes & Noble.com for marketing services, which includes the issuance of gift cards. Under this agreement, the Company paid Barnes & Noble.com $18,153,000 and $5,273,000 during fiscal 2003 and 2002, respectively, which represents reimbursement for gift cards purchased in a Barnes & Noble store and redeemed on the Barnes & Noble.com Web site.
      Barnes & Noble.com, through its fulfillment centers, ships various customer orders for the Company to its retail stores as well as to the Company’s customers’ homes. Barnes & Noble.com charged the Company the costs associated with such shipments plus any incremental overhead incurred by Barnes & Noble.com to process these orders. The Company paid Barnes & Noble.com $2,662,000 and $1,746,000 for shipping and handling during fiscal 2003 and 2002, respectively. The Company and Barnes & Noble.com had an agreement whereby the Company paid a commission on all items ordered by customers at the Company’s stores and shipped directly to customers’ homes by Barnes & Noble.com. Commissions paid for these sales were $1,505,000 and $1,547,000 during fiscal 2003 and 2002, respectively.
      Barnes & Noble.com purchases new and used textbooks directly from MBS. Total purchases were $18,148,000, $13,829,000 and $17,223,000 for fiscal years 2004, 2003 and 2002, respectively. In addition, Barnes & Noble.com maintains a link on its Web site which is hosted by MBS and through which Barnes & Noble.com customers are able to sell used books directly to MBS. Barnes & Noble.com is paid a commission based on the price paid by MBS to the consumer. Total commissions were $62,000, $75,000 and $58,000 for fiscal years 2004, 2003 and 2002, respectively.
      Barnes & Noble.com licenses the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between Barnes & Noble.com and B&N College (the “License Agreement”). Pursuant to the License Agreement, Barnes & Noble.com has been granted an exclusive license to use the “Barnes & Noble” name and trademark for the purpose of selling books over the Internet (excluding sales of college textbooks). Under a separate agreement dated as of January 2001, between Barnes & Noble.com and Textbooks.com, Inc. (“Textbooks.com”), a corporation owned by Leonard Riggio, Barnes & Noble.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name. Pursuant to this agreement, Barnes & Noble.com pays Textbooks.com a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by Barnes & Noble.com from the sale of books designated as textbooks. The term of the agreement is for five years and renews annually for additional one-year periods unless terminated 12 months prior to the end of any given term. Royalty expense was $4,551,000, $3,984,000 and $3,485,000 for fiscal years 2004, 2003 and 2002, respectively, under the terms of this agreement.
      The Company paid B&N College certain operating costs B&N College incurred on the Company’s behalf. These charges are included in the accompanying consolidated statements of operations and approximated $219,000, $237,000 and $219,000 for fiscal 2004, 2003 and 2002, respectively. B&N College purchased inventory, at cost plus an incremental fee, of $46,468,000, $43,403,000 and $44,944,000 from the Company during fiscal 2004, 2003 and 2002, respectively. The Company charged B&N College $2,439,000, $2,198,000 and $2,064,000 for fiscal years 2004, 2003 and 2002, respectively, for capital expenditures, business insurance and other operating costs incurred on its behalf.
      The Company uses a jet aircraft owned by B&N College and pays for the costs and expenses of operating the aircraft based upon the Company’s usage. Such costs which include fuel, insurance and other costs approximated $2,361,000, $2,373,000 and $1,872,000 during fiscal 2004, 2003 and 2002, respectively, and are included in the accompanying consolidated statements of operations.
      GameStop, a company in which Leonard Riggio is a member of the Board of Directors and a minority shareholder, operates departments within some of the Company’s bookstores. GameStop pays a license fee to the Company in an amount equal to 7 percent of the gross sales of such departments. The Company charged GameStop a license fee of $859,000, $974,000 and $1,103,000 during fiscal 2004, 2003 and 2002.
      GameStop participates in the Company’s worker’s compensation, property and general liability insurance programs. The costs incurred by the Company under these programs are allocated to GameStop based upon GameStop’s total payroll expense, property and equipment, and insurance claim history. The Company charged GameStop for these services $2,548,000, $2,363,000 and $1,726,000 during fiscal 2004, 2003 and 2002, respectively. GameStop’s participation in the Company’s insurance programs will expire in fiscal 2005.
      In fiscal 2003, GameStop purchased an airplane from B&N College. The purchase price was $9,500,000 and was negotiated through an independent third party following an independent appraisal.
      The Company is provided with national freight distribution, including trucking services by the Argix Direct Inc. (Argix) (formerly the LTA Group, Inc.), a company in which a brother of Leonard and Stephen Riggio owns a 20 percent interest. The Company paid Argix $20,274,000, $19,430,000 and $18,509,000 for such services during fiscal years 2004, 2003 and 2002, respectively. The Company believes the cost of freight delivered to the stores is comparable to the prices charged by publishers and other third-party freight distributors. Argix subleased warehouse space from the Company in Jamesburg, New Jersey. The Company charged Argix $1,828,000, $1,822,000 and $1,831,000 for such subleased space and other operating costs incurred on its behalf during fiscal 2004, 2003 and 2002, respectively.
      Since 1993, the Company has used AEC One Stop Group, Inc. (AEC) as its primary music and DVD/video supplier and to provide a music and video database. AEC is one of the largest wholesale distributors of music and DVD/videos in the United States. In 1999, AEC’s parent corporation was acquired by an investor group in which Leonard Riggio was a minority investor. The Company paid AEC $309,702,000, $298,727,000 and $286,945,000 for merchandise purchased during fiscal 2004, 2003 and 2002, respectively. In addition, the Company paid AEC $6,206,000, $4,211,000 and $8,139,000 for database equipment and services during fiscal 2004, 2003 and 2002, respectively. The Company believes the cost charged by AEC are comparable to other suppliers. Amounts payable to AEC for merchandise purchased were $30,837,000 and $28,836,000 as of January 29, 2005 and January 31, 2004, respectively.
      Michael N. Rosen, the Secretary and a Director of the Company, is a partner at Bryan Cave LLP, which law firm represents the Company.
Independent Accountants
      The firm of BDO Seidman, LLP (“BDO Seidman”) has been selected as independent accountants for the Company.
      The independent accountants examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether other non-audit services provided by BDO Seidman are compatible with maintaining the independence of BDO Seidman in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.
      Audit Fees. For fiscal 2004, the Company and its subsidiaries paid BDO Seidman $1,367,172 for professional services rendered for the Company’s audit of the annual financial statements and management’s assessment of internal controls and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC. Of the $1,367,172, GameStop paid $191,013 through November 12, 2004 (the date of the distribution of the Company’s ownership in GameStop to the Company’s stockholders), for audit fees related to their financial statements. For fiscal 2003, the Company and its subsidiaries paid BDO Seidman $992,543 for professional services rendered for the Company’s audit of the annual financial statements and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC. Of the $992,543, GameStop and Barnes & Noble.com paid $258,253 and $312,420 (of which $48,030 was incurred prior to the Company obtaining control of Barnes & Noble.com on September 15, 2003), respectively for audit fees related to their financial statements.
      Audit-Related Fees. In fiscal 2004, the Company paid $315,147 for consultation concerning financial accounting and reporting standards of which GameStop paid $7,287 through November 12, 2004 (the date of the distribution of the Company’s ownership in GameStop to the Company’s stockholders). The Company paid $36,000 for employee benefit plan audits. In fiscal 2003, the Company paid $247,242 for due diligence relating to Barnes & Noble.com and Sterling Publishing, Co., Inc. The Company paid $155,425 for consultation concerning financial accounting and reporting standards of which GameStop paid $2,450. The Company paid $39,000 ($11,000 of which was paid by GameStop and $16,000 of which was paid by Barnes & Noble.com prior to the Company obtaining control of Barnes & Noble.com) for employee benefit plan audits.
      Tax Fees. In fiscal 2004, the Company paid BDO Seidman $467,498 of which $325,000 was paid by GameStop through November 12, 2004 (the date of the distribution of the Company’s ownership in GameStop to the Company’s stockholders). Tax fees included professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2003, the Company paid BDO Seidman $362,120 of which $80,190 was paid by GameStop. Tax fees included professional services rendered for tax compliance, tax advice and tax planning.

      All Other Fees. The Company did not pay BDO Seidman for any other fees in fiscal 2004. The Company paid BDO Seidman $15,500 for other fees in fiscal 2003, all of which was paid by Barnes & Noble.com prior to the Company obtaining control of Barnes & Noble.com.
      Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved the services provided by BDO Seidman referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent auditor from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $50,000 in the aggregate.
AUDIT COMMITTEE REPORT
      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
      In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (independence discussions with audit committees) and discussed with them their independence from the Company and its management.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the SEC.

Audit Committee

William Sheluck, Jr., Chairman
Matthew A. Berdon
Michael J. Del Giudice

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS
      The Audit Committee has appointed the firm of BDO Seidman, which firm was engaged as independent certified public accountants for the fiscal year ended January 29, 2005, to audit the financial statements of the Company for the fiscal year ending January 28, 2006. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO Seidman will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS CONSIDERS BDO SEIDMAN TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
      Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, Directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.
      To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders were complied with, except for a late Form 4 filed by Leonard Riggio with respect to one transaction and Christopher Grady-Troia has not filed a Form 3.
OTHER MATTERS
      The Company does not intend to present any other business for action at the Meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.
      Proxy Solicitation. Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of the Company who will not be additionally compensated therefor. The Company will request persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing. The Company is bearing all costs of this solicitation.
      Financial and Other Information. The Company’s Annual Report for the fiscal year ended January 29, 2005, including financial statements, is being sent to stockholders together with this Proxy Statement.
      Stockholder Proposals. Proposals of stockholders intended to be included in the proxy materials for the Annual Meeting of Stockholders to be held in 2006 must be received by the Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than December 28, 2005.
      In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must give written notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the proposing stockholder in such business.
      STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

Leonard Riggio
Chairman
April 27, 2005

BARNES & NOBLE, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/bks		1-866-855-9693
• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

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CALL TOLL-FREE TO VOTE

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominee: 01 Stephen Riggio, 02 Matthew A. Berdon and 03 Margaret T. Monaco (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP, as the independent certified public accountants of the Company for the fiscal year ending January 28, 2006.	☐	☐	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N    L I N E

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

BARNES & NOBLE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Leonard Riggio and Stephen Riggio, and each of them, as his true and lawful Agents and Proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Barnes & Noble, Inc. held of record by the undersigned on April 8, 2005, at the Annual Meeting of Stockholders to be held on June 1, 2005, and any adjournments or postponements thereof, with the same effect as if the undersigned were present and voting such shares, on all matters as further described in the accompanying Proxy Statement.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES AND “FOR” PROPOSAL 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

By executing this proxy, the undersigned hereby revokes all prior proxies.

(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.
P.O. BOX 11280
NEW YORK, N.Y. 10203-0280